EXHIBIT 16.1

May 8, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  Splash Beverage Group, Inc. Changes in Registrant’s Certifying Accountant

We have read the statements made by Splash Beverage Group, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A of the Company dated May 8, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements in paragraphs 4 and 5 therein.

Sincerely,

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Fort Lauderdale, Florida